UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 27, 2026

NorthWestern Energy Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware			000-56598	93-2020320
(State or other jurisdiction of incorporation or organization)			(Commission File Number)	(I.R.S. Employer Identification No.)
3010 W. 69th Street	Sioux Falls	South Dakota		57108
(Address of principal executive offices)				(Zip Code)
Registrant’s telephone number, including area code: 605-978-2900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
NorthWestern Energy Group, Inc.	Common stock	NWE	Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging Growth Company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01.    Entry Into a Material Definitive Agreement.
On May 27, 2026, NorthWestern Corporation ("NW Corp"), a wholly owned subsidiary of NorthWestern Energy Group, Inc., d/b/a NorthWestern Energy (Nasdaq: NWE) (“NWE Group”), entered into a $225 million secured term loan credit agreement (the “Term Loan”) with Bank of America, N.A., as administrative agent (the "Administrative Agent"), and BOFA Securities, Inc., BMO Bank N.A., Keybank National Association, and U.S. Bank National Association, as joint lead arrangers and bookrunners. NW Corp borrowed the full $225 million available under the Term Loan and used the proceeds to repay a portion of the outstanding borrowings under its existing $425 million unsecured revolving credit facility.
NW Corp's obligations under the Term Loan are secured by a first mortgage bond issued to the Administrative Agent, as described below. The Term Loan bears interest at a variable rate based on the Secured Overnight Financing Rate (SOFR) plus an applicable margin. The Term Loan matures on November 26, 2027, and may be repaid at any time; however, amounts repaid may not be reborrowed.
Borrowings under the Term Loan are subject to certain conditions precedent, including the accuracy of certain representations and warranties and the absence of any default or event of default.
The Term Loan includes one financial covenant requiring that NW Corp's consolidated debt to capitalization ratio not exceed 65 percent. The Term Loan also contains covenants that restrict NW Corp with respect to, among other things, mergers and consolidations, sales of all or substantially all assets, the incurrence of liens, and transactions with affiliates. The Term Loan is subject to acceleration upon the occurrence of an event of default, including, among others, cross-default to indebtedness in excess of $50 million in the aggregate, a change of control (as defined in the Term Loan), entry of certain uninsured judgments in excess of $50 million, and specified events of bankruptcy and under the Employee Retirement Income Security Act of 1974.
NW Corp's obligations under the Term Loan are secured by a $225 million first mortgage bond (the "First Mortgage Bond") issued to the Administrative Agent under the Forty-eighth Supplemental Indenture, dated as of May 1, 2026 (the "MT Supplemental Indenture"), between NW Corp and The Bank of New York Mellon and Dimple Gandhi, as trustees. NW Corp issued the First Mortgage Bond as a single "Collateral (2026)" series. The First Mortgage Bond is governed by the Mortgage and Deed of Trust, dated as of October 1, 1945, as amended and supplemented, and the MT Supplemental Indenture (collectively, the “MT Indenture”). The First Mortgage Bond ranks equally in right of payment with all other indebtedness secured by the first mortgage lien under the MT Indenture.
The First Mortgage Bond bears interest at variable rates equal to the interest rate applicable to the Term Loan and is payable on each date that interest is payable under the Term Loan in an amount equal to the interest payable on the Term Loan. NW Corp's obligation to pay interest on the First Mortgage Bond is satisfied by NW Corp’s payment of the corresponding interest on the Term Loan.
The First Mortgage Bond is subject to mandatory redemption in connection with any prepayment of the Term Loan, such that the outstanding principal amount of the First Mortgage Bond is automatically reduced (or deemed to be redeemed) in an amount equal to the principal amount of the Term Loan so prepaid.

The MT Indenture provides for customary events of default, including payment defaults and certain events of bankruptcy, insolvency and reorganization. If an event of default occurs and is continuing, the principal amount of the First Mortgage Bond, together with accrued and unpaid interest, if any, may be declared immediately due and payable. In addition, under certain circumstances, and to the extent permitted by law, the trustee may exercise remedies with respect to the mortgaged property.
The descriptions set forth above of the Term Loan and the First Mortgage Bond are summaries and are qualified in their entirety by reference to the full text of the MT Supplemental Indenture, which is filed as Exhibit 4.1 and incorporated herein by reference, and the Term Loan, which is filed as Exhibit 10.1 and incorporated herein by reference. The lenders under the Term Loan and certain of their affiliates have engaged, and in the future may engage, in investment banking transactions, including securities offerings, and in general financing and commercial banking transactions with, and the provision of services to, NW Corp and its affiliates in the ordinary course of business and otherwise, for which they have received and will in the future receive customary fees.
Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description of Document
4.1*	Forty-eighth Supplemental Indenture, dated as of May 1, 2026, between NorthWestern Corporation and The Bank of New York Mellon and Dimple Gandhi, as trustees.
10.1*	Secured Term Loan Credit Agreement
104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document

* Filed herewith

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthWestern Energy Group, Inc.

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary
Date: June 2, 2026